Exhibit 14.1

CODE OF BUSINESS CONDUCT AND ETHICS

This Code of Business Conduct and Ethics (“Code of Conduct”) sets forth basic principles to guide all employees, officers and directors of Two Harbors Investment Corp. and its subsidiaries (the “Company”), and all full- or part-time contractors who provide services to the Company (individually, “you”, and collectively, “Company personnel”).

The Company strives to conduct its business in accordance with the highest ethical standards and in compliance with all applicable governmental laws, rules and regulations. Company personnel must and should act at all times in an honest and ethical manner and in compliance with applicable laws in connection with their service to the Company. You are expected to discharge your duties to the Company in the best interests of the Company and its stockholders, especially in situations where the interests of the Company may be in conflict with your own.

This Code of Conduct is intended to meet the requirements for a code of ethics under the Sarbanes-Oxley Act of 2002 and the listing standards of the New York Stock Exchange (“NYSE”). Any questions about how to interpret this Code of Conduct should be raised with the Company’s compliance officer (the “Compliance Officer”). Rebecca Sandberg, the Company’s General Counsel, has been designated as the Compliance Officer.

Compliance with Applicable Laws

The Company is committed to conducting its business in strict compliance with all applicable governmental laws, rules and regulations, including laws, rules and regulations related to securities, labor, employment and workplace safety matters. All Company personnel are expected at all times to conduct their activities on behalf of the Company in accordance with this principle. Any violation of applicable laws, rules or regulations by Company personnel should be reported immediately to an officer of the Company. Company personnel should seek guidance whenever they are in doubt as to the applicability of any law, rule or regulation or regarding any contemplated course of action.

Compliance with Company Policies and Procedures

We expect Company personnel to comply with all Company policies and procedures, including but not limited to our policies on internal financial controls and procedures, securities trading, safeguarding nonpublic personal information, information security, acceptable use of company data and technology, mortgage compliance oversight, anti-money laundering and mortgage fraud, valuation of assets, risk management, equal employment opportunities, diversity and inclusion, anti-harassment and anti-discrimination in the workplace, workplace health and safety, social media, and corporate travel and expenses. From time to time we may adopt new policies and procedures or modify and update existing policies and procedures, and it is your responsibility to ensure that you read, understand and comply with all Company policies and procedures that are applicable to you.

All Company personnel, including members of senior management and executives, are required to complete the Company’s comprehensive mandatory annual corporate compliance training program that covers Company policies and procedures as well as this Code of Conduct.

Fair Dealing

Company personnel should deal fairly with all counterparties, vendors, competitors, and other employees at all times. It is the obligation of Company personnel to conduct business in a manner that avoids even the appearance of ethical or legal impropriety and is consistent with all applicable laws and regulations. In the course of business dealings on behalf of the Company, Company personnel should not take advantage of another person or party through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair or unethical business practice.

1

Dealings with the Press and Communications with the Public

The Company’s Director of Investor Relations, Chief Executive Officer, Chief Investment Offer and Chief Financial Officer are the Company’s principal public spokespersons. If someone outside the Company asks questions or requests information regarding the Company, its business or financial results, Company personnel should not respond. All requests for information from reporters, securities analysts, stockholders or the general public must be referred to the Director of Investor Relations or the Chief Executive Officer, who will handle the request or delegate it to an appropriate person.

Conflicts of Interest

All Company personnel should be scrupulous in avoiding conflicts of interest with regard to the Company's interests. A conflict of interest occurs when an individual's private interests interferes, or even appears to interfere, in any way with the interests of the Company as a whole. A conflict situation can arise when an employee, officer, director or contractor takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. A conflict of interest could also arise if you were to receive improper benefits as a result of your position in the Company, whether received from the Company or a third party.

Conflicts of interest may not always be evident, and Company personnel should consult with senior management or the Company's legal counsel if there is uncertainty about any situation. Prompt and full disclosure with senior management is always the correct first step in dealing with any potential conflict of interest.

You may not enter into a business relationship on the Company's behalf with an immediate family member or with a company that you or an immediate family member has a substantial financial interest in unless the relationship is disclosed to and approved in advance by the Company's Compliance Officer. Immediate family members include your spouse (or domestic partner), grandparents, parents, siblings, children, grandchildren, aunts, uncles, nephews and nieces.

The Company will not make any loans to, or guarantee any personal loans of, Company personnel.

Business Gifts and Entertainment

Company personnel who deal with the Company’s lenders, suppliers, bankers, financial advisers, brokers or other third parties are placed in a special position of trust and must exercise great care to preserve their independence. As a general rule, you should never receive a payment or anything of value in exchange for a decision involving the Company’s business.

The Company recognizes exceptions for token gifts, which are not excessive in value or are consistent with customary business practices, and customary and appropriate business entertainment when a clear business purpose is involved. If you are in doubt about the policy’s application, you should consult the Compliance Officer.

BRIBERY AND KICKBACKS

Bribery is illegal and subject to criminal penalties in the U.S. and many other foreign countries. Bribery is forbidden under the U.S. Foreign Corrupt Practices Act and other laws, rules and regulations. Bribery, kickbacks or other improper payments of any kind have no place in the Company’s business and are strictly prohibited.

2

You may not give bribes, kickbacks or offer anything of value to any person, organization or government official in order to obtain a particular result for the Company. All decisions made on behalf of the Company, whether with respect to investing in assets or purchasing goods or services must be made on the basis of appropriate investment or business criteria, and must be legal and reasonable in relation to customary commercial practice.

Similarly, you must never accept or receive a bribe, kickback or anything of value from any party in exchange for or consideration of the award of any Company business. Gifts and entertainment could constitute an illegal bribe or kickback under certain circumstances, so you should refer to the Company’s policy on Business Gifts and Entertainment above.

Political Activity

The Company does not make contributions or payments that could be considered a contribution to political parties or candidates or to intermediary organizations such as political action committees. However, Company employees are free to exercise their right to make personal political contributions within legal limits, except to the extent these contributions are otherwise prohibited or restricted by this Code of Conduct or by other Company policies. You should not make any contribution in a way that might appear to be an endorsement or contribution by the Company. You should be certain that you understand, and are in compliance with, all applicable laws, rules and regulations before making any political contribution. The Company does not reimburse Company personnel for political contributions in any way.

Confidentiality

One of the Company’s most important assets is its confidential information. The Company’s legal obligations and its competitive position require that this information remain confidential.

Confidential information relating to the Company’s financial performance (such as quarterly financial results of the Company’s operations) or other transactions or events can have a significant impact on the value of the Company’s securities. Premature or improper disclosure of such information may expose both the Company and the individual involved to severe civil and criminal penalties.

Company personnel must not disclose confidential information to anyone outside the Company, except for a legitimate business purpose, such as contacts with the Company’s accountants or its outside attorneys. Even within the Company, confidential information should be discussed only with those who have a need to know the information. The obligation of Company personnel to safeguard confidential information continues even after they are no longer associated with the Company.

The same rules apply to confidential information relating to other companies with which the Company does business. In the ordinary course of business, Company personnel may have access to confidential information relating to other companies. This might include material information that could affect the value of the securities of the other companies. Company personnel who learn material non-public information about counterparties, stockholders, investment opportunities or competitors through their work at the Company must keep it confidential and must not buy or sell stock in the companies.

The Company has issued a detailed “Insider Trading Policy” regarding the use of confidential information in connection with trading in securities. You should become familiar with this policy and its required procedures. If you have any questions regarding trading in the Company’s securities or on the basis of confidential information, you should contact the Compliance Officer.

3

Corporate Boards

The director of an organization has access to confidential, proprietary and sensitive information and charts the course of the entity. If you are invited to serve as a director of an outside organization, the Company must take safeguards to shield both you and the Company from even the appearance of impropriety. For that reason, any employee invited to join the board of directors of another organization (including a nonprofit or other charitable organization) must obtain the prior written approval of the Compliance Officer before accepting the position. A director who is invited to serve on the board of directors of another organization should promptly notify the Chairman of the Board and the Compliance Officer.

Protection and Proper Use of Company Assets

All Company personnel should protect the Company's assets and ensure their efficient use. Company assets should be used only for legitimate business purposes. Theft, carelessness and waste have a direct impact on the Company's profitability. Any suspected incident of fraud or theft should be immediately reported for investigation to the Compliance Officer.

Company personnel are prohibited from (a) taking for their personal benefit opportunities that are discovered through the use of Company property, information or position; (b) using Company property, information, or position for personal gain; or (c) competing with the Company. Company personnel owe a duty of loyalty to the Company to advance its legitimate interests when the opportunity to do so arises.

The obligation of Company personnel to protect the Company's assets includes its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks and copyrights, as well as business, marketing and service plans, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information would violate Company policy. It could also be illegal and result in civil or even criminal penalties.

Compliance with Federal Securities Laws, Rules and Regulations

As a public reporting company with stock trading on the NYSE, the Company is subject to regulation by the U.S. Securities and Exchange Commission (the “SEC”) and the NYSE, and compliance with Federal securities laws and regulations, as well as state and local laws, and the Company insists on strict compliance with these laws and regulations.

Executive officers, directors and other key employees who are subject to the SEC filing requirements for reporting transactions in the Company's stock must strictly comply with the timing requirements and notify the Company’s General Counsel of all transactions dealing with the Company's securities.

Financial Reporting and Accuracy of Company Records

The Company is required by law to make full, fair, accurate, timely and understandable disclosure in the reports and documents that the Company files with or submits to the SEC and in all of its other public communications. In order for the Company to comply with its public disclosure obligations, it has adopted the following principles:

•	Business transactions must be properly authorized and be completely and accurately recorded on the Company's books and records in accordance with generally accepted accounting practices.
•	Each employee must help to maintain the integrity of the Company’s record keeping and reporting systems and is responsible for maintaining complete and accurate records, accounting entries and classifications.
•	Company personnel are expected to comply fully and accurately with all audits, requests for special record keeping or retention of documents, or other requests from or on behalf of the Company's auditors or the Chief Financial Officer.

4

The Company strives to comply with all financial reporting and accounting regulations applicable to the Company. Company personnel who have concerns or complaints regarding accounting or auditing matters or procedures involving the Company are encouraged to submit those concerns or complaints to the Audit Committee of the Board of Directors. The Audit Committee will, subject to its duties arising under applicable law, regulations and legal proceedings, treat such submissions confidentially and investigate the concerns appropriately. These submissions may be directed to the attention of the Audit Committee Chairman, or any director who is a member of the Audit Committee. See the Company’s “Whistleblowing Procedures for Accounting and Auditing Matters.”

Human Rights

Respect for human rights is a fundamental value of the Company, and we strive to respect and promote human rights as a part of our business, including in our relationships with our employees, our business partners and our communities. To this end, we value and seek to advance diversity and inclusion in our workplace; we are committed to equal opportunity and are intolerant of discrimination and harassment; we work to ensure full compliance with applicable wage, work hours, overtime and benefits laws; the health and safety of our employees is of paramount importance; and we partner with charitable organizations in our communities that promote and advocate for access to housing for individuals and families who are experiencing homelessness, with the belief that everybody has the right to safe and affordable housing.

DiVERSITY and inclusion

The Company is committed to cultivating and preserving a culture of diversity and inclusion for our entire workforce. We respect and appreciate employee differences and other characteristics that make our employees unique. All employees have a responsibility to treat others with dignity and respect at all times and to exhibit conduct that reflects inclusion. Employees who believe they have been subjected to any kind of discrimination that violates the Company’s Anti-Harassment and Anti-Discrimination Policy or Sexual Harassment Policy should seek assistance from the Compliance Officer or the Company’s Chief Administrative Office,

Discrimination and Harassment

The Company is firmly committed to providing equal opportunity in all aspects of employment and will not permit illegal discrimination or harassment of any kind. The Company does not unlawfully discriminate against employees or applicants for employment on the basis of race, religion, color, creed, ethnicity, national origin, sex, age, marital status, disability, sexual orientation, gender identity, gender expression, genetic information, military status, veteran status, familial status, status with regard to public assistance, or any other legally protected status. Employees are encouraged to report any acts of harassment or discrimination to the Chief Executive Officer or the Compliance Officer or to any member of the Audit Committee or Nominating and Corporate Governance Committee of the Board of Directors.

Health and Safety

The Company strives to provide Company personnel with a safe and healthy work environment that complies with all federal, state and local health and safety regulations. Each employee has responsibility for maintaining a safe and healthy workplace for all employees by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions.

The Company prohibits violence and threatening behavior in the workplace. Company personnel should report to work in condition to perform their duties, and free from the influence of illegal drugs or alcohol. The use of illegal drugs in the workplace will not be tolerated.

5

Reporting Illegal or Unethical Behavior

The Company encourages Company personnel to consult with supervisors, managers or other appropriate personnel about observed illegal or unethical behavior (especially when in doubt about the best course of action in a particular situation). Company personnel should report actual and suspected violations of laws, rules, regulations or this Code of Conduct to appropriate personnel. If you do not believe it appropriate or are not comfortable approaching your supervisor about your concerns, then you may contact any member of the Audit Committee or Nominating and Corporate Governance Committee of the Board of Directors or the Company's General Counsel. If your concerns require confidentiality, then confidentiality will be protected, subject to applicable law, regulation or legal proceedings. The Company will not permit retaliation of any kind by or on behalf of the Company and its employees, officers and directors against good faith reports or complaints of violations of this Code of Conduct or other illegal or unethical conduct.

Discipline

Failure to follow this Code of Conduct can have substantial consequences. Not only may you be personally liable for a legal or ethical violation (which may result in fines or even criminal prosecution), but you may also be subject to disciplinary proceedings up to and including termination of employment.

Waivers of the Corporate Code of Conduct

Any waiver of this Code of Conduct for executive officers or directors may be made only by the Board of Directors or a Board committee and will be promptly disclosed as required by law or by SEC or NYSE regulations. Waivers of this Code of Conduct for a non-officer employee may be made by the Chief Executive Officer or Compliance Officer and only upon the employee making full disclosure in advance of the initiation or continuation of the conduct in question. This Code of Conduct may be amended or modified at any time by the Board of Directors.

Acknowledgement

Employees, officers and directors will be required annually to sign a statement affirming that they have read and understood this Code of Conduct, that they are in compliance with the Code of Conduct, and that they will continue to abide by this Code of Conduct.

Updated: March 23, 2022

6

CERTIFICATION

I hereby certify to Two Harbors Investment Corp. (“Two Harbors”) that:

1.       I have received, read or re-read, and understood Two Harbors’ current Code of Business Conduct (the “Code of Conduct”).

2.       To the extent I had questions regarding any policy or procedure contained in the Code of Conduct I have raised these with Two Harbors’ Compliance Officer and received satisfactory answers to those questions.

3.       I fully understand the policies and procedures contained in the Code of Conduct.

4.       I understand and acknowledge that I am subject to the Code of Conduct.

5.       I will comply with the policies and procedures contained in the Code of Conduct at all times during my association with Two Harbors, and agree that certain provisions of the Code of Conduct will continue to apply to me subsequent to terminating my association with Two Harbors.

6.       I understand and acknowledge that if I violate any provision of the Code of Conduct, I will be subject to remedial actions, which may include a warning, disgorgement of profits, imposition of a fine (which may be substantial), demotion, suspension of employment (with or without pay), termination of employment, and/or referral to civil or governmental authorities for possible civil or criminal prosecution.

Signature:

Print Name:

Date:

7